AGREEMENT AND PLAN OF MERGER


                               Among


                         PSB BANCORP, INC.


                                and


                       JADE FINANCIAL CORP.


                                and


PSB MERGER SUB, INC.


                         November 2, 2000



                             AGREEMENT

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2000, is made by and among PSB BANCORP, INC. ("PSB"), a Pennsylvania bank holding corporation, having its principal place of business in Philadelphia, Pennsylvania, and its wholly owned subsidiary PSB MERGER SUB, INC. ("Newco"), a Pennsylvania corporation, and JADE FINANCIAL CORP. ("JADE"), a Pennsylvania savings and loan holding company, having its principal place of business in Feasterville, Pennsylvania.

                             BACKGROUND

     1. PSB and JADE desire for Newco to merge with and into JADE, with JADE surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania, and in accordance with this Agreement.

     2. PSB and JADE desire to merge First Penn Bank, a Pennsylvania chartered commercial bank and a wholly owned subsidiary of PSB ("First Penn"), with and into JADE's wholly owned subsidiary, IGA Federal Savings Bank, a federally chartered stock savings bank ("IGA"), with First Penn surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit "A".

                             AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                             ARTICLE I
                             THE MERGER

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     Agreement means this agreement, and any amendment or supplement hereto.

     Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

     Articles of Merger means the articles of merger to be executed by JADE and PSB and to be filed in the PDS, in accordance with the laws of the Commonwealth of Pennsylvania.

     Bank Merger means the merger of First Penn with IGA, with First Penn surviving the merger.

     Bank Plan of Merger means the plan of merger set forth as Exhibit "A" attached hereto.

     BCL means the Pennsylvania Business Corporation Law of
1988, as amended.

     BHC Act means the Bank Holding Company Act of 1956, as amended.

     Closing Date means the date specified by the parties within five (5) business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms cannot be satisfied until the Closing Date) set forth in Article V, or such other date as PSB and JADE shall agree.

     Dissenting JADE Shares has the meaning given to that term in Section 1.02(e)(iii).

     Effective Date means the date upon which the Articles of Merger shall be filed in the PDS in accordance with the laws of the Commonwealth of Pennsylvania, and shall be the same as the Closing Date.

     Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     ERISA means the Employee Retirement Income Security Act of
1974, as amended.

     ESOP means the IGA Federal Savings Bank Employee Stock
Ownership Plan.

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

     Exchange Ratio means $13.55 divided by the PSB Average
Closing Price.

     FDIA means the Federal Deposit Insurance Act, as amended.

     FDIC means the Federal Deposit Insurance Corporation.

     FRB means the Federal Reserve Board.

     GAAP means generally accepted accounting principles as in effect at the relevant date.

     IRC means the Internal Revenue Code of 1986, as amended.

     IRS means the Internal Revenue Service.

     IGA means IGA Federal Savings Bank, a federally chartered savings bank and wholly-owned subsidiary of JADE.

     JADE Common Stock has the meaning given to that term in
Section 2.02(a) of this Agreement.

     JADE Disclosure Schedule means a disclosure schedule delivered by JADE to PSB pursuant to Article II of this Agreement.

     JADE Employee Benefit Plans has the meaning given to that term in Section 2.12 of this Agreement.

     JADE Financials means (i) the audited consolidated financial statements of JADE for the two years ended
December 31, 1999 and December 31, 1998, including the notes thereto and (ii) the unaudited interim consolidated financial statements of JADE as of each calendar quarter thereafter included in Securities Documents filed by JADE.

     JADE Regulatory Reports means the Annual Reports of JADE on Form H-(b)(11) and any Current Report of JADE filed with the OTS from December 31, 1999 through the Closing Date and the Reports of Condition and Income of IGA and accompanying schedules for each calendar quarter, beginning with the quarter ended
December 31, 1999 through the Closing Date.

     JADE Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by JADE, except any corporation the stock of which is held in the ordinary course of the lending activities of IGA.

     Material Adverse Effect shall mean, with respect to JADE or PSB, any adverse effect on its assets, financial condition or operations that is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of JADE or PSB or their Subsidiaries resulting from a change in interest rates generally or (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

     Merger means the merger of Newco with and into JADE, with JADE surviving such merger, contemplated by this Agreement.

     Notice of Completed Purchase means the written notification to be delivered to JADE by PSB of the completion of the purchase by PSB of the number of shares of PSB Common Stock that PSB believes will be necessary to effect the provisions of Sections 1.02(e)(ii)(C)and 1.02(e)(ii)(D)(2) of this Agreement.

     OTS means the Office of Thrift Supervision.

     PDB means the Pennsylvania Department of Banking.

     PDS means the Department of State of the Commonwealth of Pennsylvania.

     Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

     PSB Average Closing Price means the average of the closing prices of PSB Common Stock reported on the NASDAQ National
Market System for the 20 trading day period beginning 5 trading days after the date of the Notice of Completed Purchase.

     PSB Employee Benefits Plans has the meaning given to that term in Section 3.12 of this Agreement.

     PSB Common Stock means the common stock of PSB described in
Section 3.02(a).

     PSB Disclosure Schedule means a disclosure schedule delivered by PSB to JADE pursuant to Article III of this Agreement.

     PSB Financials means (i) the audited consolidated financial statements of PSB as of December 31, 1999 and for the two years ended December 31, 1999 and December 31, 1998, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of PSB as of and for each calendar quarter thereafter.

     PSB Regulatory Reports means the Annual Reports of PSB on Form FRY-6, any Current Report of PSB on Form FRY-6A filed with the FRB from December 31, 1999 through the Closing Date and the Reports of Condition and Income of First Penn and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1999 through the Closing Date.

     PSB Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PSB, except any corporation the stock of which is held in the ordinary course of the lending activities of First Penn.

     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the PSB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

     Regulatory Agreement has the meaning given to that term in
Section 2.11 of this Agreement.

     Regulatory Authority or Regulatory Authorities means any banking agency or department of any federal or state government, including without limitation, the FDIC, the OTS, the FRB, the PDB, the SEC and state "blue sky" authorities or the respective staffs thereof.

     Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

     Securities Documents means all registration statements, schedules, statements, forms, reports, Registration Statement material, and other documents required to be filed under the Securities Laws.

     Securities Laws means the Securities Act and the Exchange
Act and the rules and regulations promulgated from time to time thereunder.

     Subsidiary means any corporation or other entity, 50% or more of the capital stock or ownership interests of which are owned, either directly or indirectly, by another entity, except any corporation or other entity the capital stock or ownership interests of which are held in the ordinary course of the lending activities of a bank.

     Section 1.02.  The Merger.

          (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of PSB at 11 Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, PSB and JADE shall cause the Articles of Merger to be duly executed and to be filed in the PDS.

          (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: Newco shall merge with and into JADE; the separate existence of Newco shall cease; JADE shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Newco shall be taken and deemed to be transferred to and vested in JADE, the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Newco and JADE shall thereafter be the responsibility of JADE as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania. The name of the surviving corporation shall be Jade Financial Corp. On or promptly after the Effective Date, PSB shall contribute all shares of First Penn common stock owned by PSB to JADE.

          (c) PSB's and First Penn's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of PSB shall be the articles of incorporation and bylaws of PSB in effect prior to the merger, until thereafter altered, amended or repealed; the articles of incorporation and bylaws of First Penn, as the surviving corporation in the Bank Merger, shall be the articles and bylaws of First Penn in effect prior to the Bank Merger.

          (d) Board of Directors and Officers of PSB. On the Effective Date, the Board of Directors of PSB shall be appointed the directors of JADE, and PSB shall appoint Messrs. John J. O'Connell and Mario Incollingo, Jr. to PSB's Board of Directors.

          (e)  Conversion of Shares.

               (i)  Newco Common Stock.

                    (A)  Each share of Newco Common Stock issued
and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, be converted into an identical share of JADE Common Stock.

                    (B)  Each share of Newco Common Stock issued
and held in the treasury of Newco as of the Effective Date, if any, shall, on and after the Effective Date, shall be converted into identical shares of JADE Common Stock and held in the treasury of JADE.

               (ii)  JADE Common Stock.

                     (A)  Subject to the provisions of Section
1.02(e)(ii)(C) and (D) and Section 1.02(e)(iii) hereof with respect to dissenting shares, each share of JADE Common Stock issued and outstanding immediately prior to the Effective Date (other than shares then owned by Newco, if any) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive a cash payment equal to $13.55 per share.

                      (B)  Each share of JADE Common Stock
issued and held in the treasury of JADE or owned by JADE or any JADE Subsidiary as of the Effective Date, if any, shall be canceled, and no cash, stock or other property shall be delivered in exchange therefor.

                      (C)  Each share of JADE Common Stock held
by the ESOP, and unallocated to the account of an ESOP participant immediately prior to the Effective Date, shall on the Effective Date be converted into a right to receive the number of shares of fully paid and non-assessable shares of PSB Common Stock equal to the Exchange Ratio or $13.55 in cash per share at the option of PSB.

                      (D) Each share of JADE Common Stock
allocated and held in the account of an ESOP participant will be converted, at the option of the participant, into either:

                         (1)  $13.55 per share; or

                         (2)  the number of shares, of fully
paid and non-assessable shares of PSB Common Stock equal to the Exchange Ratio. In lieu of issuing fractional shares to the account of any participant or with respect to the PSB Common Stock to be issued in Section 1.02(e)(ii)(C)above, such fractional share shall be converted to cash equal to the pro-rata portion of the PSB Average Closing Price.

                      (E)  In the event the Notice of Completed
Purchase is not received by JADE at least 25 trading days prior to the Closing Date, the provisions of Sections 1.02(e)(ii)(C) and 1.02(e)(ii)(D)of this Agreement shall be canceled and each allocated or unallocated share of JADE Common Stock held by the ESOP or by an ESOP participant shall be converted into a right to receive $13.55 per share.

               (iii) Dissenting Shareholders of JADE. If there are holders of JADE Common Stock who dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting JADE Shares") pursuant to
Section 1930(a) and Subchapter D of Chapter 15 of the BCL, the following provisions will govern payments to be made in respect of Dissenting JADE Shares:

                     (A)  all payments in respect of Dissenting
JADE Shares, if any, will be made directly by PSB; and

                     (B)  Dissenting JADE Shares, if any, will
be deemed to have been retired and canceled immediately prior to the Merger, with the effect that no conversion thereof will occur pursuant to Section 1.02(e)(ii) hereof.

          (f)  Surrender and Exchange of JADE Stock
Certificates.

               (i) Exchange of Certificates. Each holder of shares of JADE Common Stock, other than holders of Dissenting JADE Shares, who surrenders to PSB (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, (i) cash equal to $13.55 per share of JADE Common Stock or
(ii)the number of shares of PSB Common Stock computed in accordance with Section 1.02(e)(ii)(D)(2).

               (ii) Exchange Procedures. Each certificate for shares of JADE Common Stock delivered for exchange under this
Section 1.02(f) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the amount of cash payable or the number of shares of PSB Common Stock, as the case may be will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If payments of cash or shares of PSB Common Stock are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom cash is to be paid or the shares of PSB Common Stock are to be issued shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of JADE Common Stock that are surrendered. As promptly as practicable after the Effective Date, PSB shall send or cause to be sent to each shareholder of record of JADE Common Stock transmittal materials for use in exchanging certificates representing JADE Common Stock for cash equal to $13.55 per share of JADE Common Stock canceled in the Merger or PSB Common Stock, as the case may be. Cash payment shall be mailed to the former shareholders of JADE as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of JADE Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

               (iii)  Closing of Stock Transfer Books;
Cancellation of JADE Certificates. Upon the Effective Date, the stock transfer books for JADE Common Stock will be closed and no further transfers of shares of JADE Common Stock will thereafter be made or recognized. All certificates for shares of JADE Common Stock surrendered pursuant to this Section 1.02(f) will be held by PSB.

     Section 1.03.  The Bank Merger.

          (a) PSB and JADE shall use their best efforts to cause First Penn and IGA to merge on the Effective Date with First Penn surviving such merger. In connection with the Bank Merger, the name of the surviving institution shall be First Penn Bank.

          (b)  Board of Directors and Officers of First Penn.
On the Effective Date, PSB shall appoint (i) Mr. John J. O'Connell as Chairman of the Board, (ii) Messers Dennis P. Wesley, Clyde A. Warden, Robert E. Adelsberger, Edward D. McBride and William L. Harm as directors, and (iii) Mr. Mario L. Incollingo, Jr. as Executive Vice President and Chief Operating Officer.

                            ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF JADE

     JADE hereby represents and warrants to PSB on behalf of JADE and its Subsidiaries that, except as specifically set forth in the JADE Disclosure Schedule (which JADE Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of JADE contained in this Agreement taken as a whole and does not relate to particular representations and warranties) delivered to PSB on behalf of JADE on the date hereof:

     Section 2.01.  Organization.

          (a) JADE is a Pennsylvania corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. JADE is a savings and loan holding company registered under the Home Owners Loan Act. JADE has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. JADE is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          (b) IGA is a federally chartered stock savings bank organized, validly existing, and in good standing under the laws of the United States. IGA has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. IGA is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          (c)  All JADE Subsidiaries are listed on the JADE
Disclosure Schedule.

          (d) The deposits of IGA are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

          (e)  The minute books of JADE and all JADE
Subsidiaries accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

          (f) Prior to the date of this Agreement, JADE has delivered to PSB true and correct copies of the articles of incorporation and bylaws of JADE and IGA as in effect on the date hereof.

     Section 2.02.  Capitalization.

          (a) The authorized capital stock of JADE consists of 10,000,000 shares of common stock, $.01 par value ("JADE Common Stock"), of which, at the date of this Agreement, 1,872,923 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, of which, at the date of this Agreement, no shares are issued or outstanding. Except as set forth on Schedule 2.02(a), JADE neither has nor is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of JADE Common Stock or any other security of JADE or any securities representing the right to vote, purchase or otherwise receive any shares of JADE Common Stock or any other security of JADE.

          (b) The authorized capital stock of IGA consists of 10,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by JADE.
JADE or IGA owns all of the outstanding shares of capital stock of each JADE Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          (c) Except for the JADE Subsidiaries, JADE does not own any equity interest, directly or indirectly, or treasury stock, in any other company or control any other company, except for equity interests held in the investment portfolios of JADE and JADE Subsidiaries, equity interests held by JADE in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of JADE. Except as set forth in the JADE Disclosure Schedule, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by JADE with respect to any other company's capital stock or the equity of any other person.

          (d) To JADE's knowledge, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of JADE Common Stock, except as disclosed in reasonable detail (using the principles described in Item 403 of the SEC's Regulation S-
K) in the JADE Disclosure Schedule.

     Section 2.03.  Authority; No Violation.

          (a) JADE has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. IGA has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by JADE and the consummation by JADE of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of JADE and, except for approval by the shareholders of JADE, no other corporate proceedings on the part of JADE are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by JADE and, subject to approval of the shareholders of JADE and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of JADE, enforceable against JADE in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by IGA concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of IGA, enforceable against IGA in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

           (b) (i) The execution and delivery of this Agreement by JADE, (ii) the execution and delivery of the Bank Plan of Merger by IGA, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and JADE's and PSB's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (iv) compliance by JADE with any of the terms or provisions hereof, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of JADE; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to JADE or any of its properties or assets; or
(C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of JADE under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which JADE is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on JADE.

     Section 2.04. Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of JADE, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with
(a) the execution and delivery of this Agreement by JADE or the Bank Plan of Merger by IGA, and (b) the completion by JADE of the transactions contemplated hereby or the Bank Plan of Merger. JADE has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact JADE's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 2.05.  Financial Statements.

          (a) JADE has previously delivered, or will deliver, to PSB the JADE Regulatory Reports. The JADE Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of JADE as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          (b) JADE has previously delivered, or will deliver, to PSB the JADE Financials. The JADE Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of JADE as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis.

          (c) At the date of each balance sheet included in the JADE Financials or the JADE Regulatory Reports, JADE did not have nor will it have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected, reserved against, or disclosed in such JADE Financials or JADE Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 2.06.  Taxes.

          (a) JADE and the JADE Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). JADE and the JADE Subsidiaries have duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to JADE or the JADE Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from JADE or the JADE Subsidiaries by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to JADE or JADE Subsidiaries.

     Section 2.07. No Material Adverse Effect. JADE has not suffered any Material Adverse Effect since June 30, 2000.

     Section 2.08.  Contracts.

          (a) Except as described in JADE's Annual Reports to Shareholders on Form 10-K for the years ended December 31, 1999, previously delivered or to be delivered to PSB, or in the JADE Disclosure Schedule, JADE is not a party to or subject to:
(i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of JADE, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of JADE; (iii) any collective bargaining agreement with any labor union relating to employees of JADE; (iv) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which JADE is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PSB or any PSB Subsidiary; (v) any contract (other than this Agreement) limiting the freedom of JADE to engage in any type of banking or bank-related business permissible under law or (vi) any other material contract.

          (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to PSB on or before the date hereof, are listed on the JADE Disclosure Schedule and are in full force and effect on the date hereof and neither JADE nor, to the knowledge of JADE, any other party to any such contract, plan, arrangement or instrument has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to JADE. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of JADE or any JADE Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which JADE or any JADE Subsidiary is a party or under which JADE or any JADE Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of JADE or any JADE Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC
Section 280G; or (iii) requires JADE or any JADE Subsidiary to provide a benefit in the form of JADE Common Stock or determined by reference to the value of JADE Common Stock.

     Section 2.09.  Ownership of Property; Insurance Coverage.

          (a) JADE has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by JADE in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the JADE Regulatory Reports and in the JADE Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the JADE Disclosure Schedule or permitted under Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. JADE, as lessee, has the right under valid and subsisting leases of real and personal properties used by JADE in the conduct of its businesses to occupy or use all such properties as presently occupied and used by it.

          (b) With respect to all agreements pursuant to which JADE has purchased securities subject to an agreement to resell, if any, JADE has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c) JADE currently maintains insurance in amounts considered by JADE to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. JADE has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by JADE under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years JADE has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 2.10. Legal Proceedings. JADE is not a party to any, and there are no pending or, to the best of JADE's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against JADE, (ii) to which JADE's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or
(iv) which could adversely affect the ability of JADE to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     Section 2.11.  Compliance With Applicable Law.

          (a) JADE and the JADE Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses or otherwise have a Material Adverse Effect on JADE.

          (b) Neither JADE nor any JADE Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that JADE or any JADE Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to JADE or any JADE Subsidiary;
(iii) requiring or threatening to require JADE or any JADE Subsidiary or indicating that JADE or any JADE Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of JADE or any JADE Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of JADE or any JADE Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither JADE nor any JADE Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to PSB.

     Section 2.12. ERISA. JADE has previously delivered or will deliver to PSB true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, severance pay, bonus arrangements, sick leave, short-term disability, long-term disability, medical plans, fringe benefits, perquisites) and all other employee benefit plans, policies, agreements and arrangements, trusts, contracts, policies, and commitments ("JADE Employee Benefit Plans"), all of which are set forth in the JADE Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of JADE, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any JADE Employee Benefit Plans, (iv) the most recent summary plan description for each JADE Employee Benefit Plan for which a summary plan description is required, and (v) all prohibited transaction exemptions requested of the Department of Labor with respect to JADE Employee Benefit Plans. Neither JADE, nor any pension plan maintained by JADE, has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each JADE Employee Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. With respect to each JADE Employee Benefit Plan, JADE will have made on or prior to the Closing Date, all payments required to be made by it prior to the Closing Date and will have accrued as of the Closing Date all payments due but not yet payable so that there will not have been nor will there be any accumulated funding deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. There are no JADE Employee Plans which are multi-employer plans as defined in Section 3(37) of ERISA and JADE has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply, and have complied, in all material respects with (i) relevant provisions of ERISA and
(ii), in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment and (iii) its respective plan terms. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred with respect to any employee benefit plan maintained by JADE or JADE Employee Plan that would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to JADE. JADE provides continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC
Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of JADE's Employee Benefit Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of JADE's Employee Benefit Plans (other than routine benefit claims) nor does JADE have knowledge of facts which could form the basis of any such action, claim or lawsuit. There are no investigations or audits of any of JADE's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of JADE's Employee Benefit Plans which have been threatened or instituted nor does JADE have knowledge of facts which could form the basis for any such investigation or audit. No event has occurred or will occur which will result in liability to JADE in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by JADE or by any other entity which, together with JADE, constitute elements of either (i) a controlled group of corporations (within the meaning of IRC Section 414(b)), (ii) a group of trades or businesses under common control (within the meaning of IRC Sections 414(c) or 4001), (iii) an affiliated service group (within the meaning of IRC Section 414(m), or (iv) another arrangement covered by IRC Section 414(o).

     Section 2.13. Securities Documents. JADE has delivered, or will deliver, to PSB copies of its (i) annual report on SEC Form 10-K for the year ended December 31, 1999, and (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000. Such reports complied at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 2.14. Brokers, Finders and Financial Advisors. Except for Berwind Financial, L.P. ("Berwind"), neither JADE, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in JADE Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the JADE Financials.

     Section 2.15. Environmental Matters. To the knowledge of JADE, neither JADE nor any properties owned or operated by JADE has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to JADE. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of JADE, threatened, relating to the liability of any property owned or operated by JADE under any Environmental Law.

     Section 2.16. Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the JADE Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the JADE Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

     Section 2.17.  Information to be Supplied.   The
information supplied, or to be supplied, by JADE for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 2.18. Related Party Transactions. Except as disclosed in the footnotes to the JADE Financials or the JADE Disclosure Schedule, JADE is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of JADE. Any such transaction (a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of JADE is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. JADE has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by IGA is inappropriate.

     Section 2.19. Loans. Each loan reflected as an asset in the JADE Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on JADE.

     Section 2.20.  Quality of Representations.  The
representations made by JADE in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                            ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PSB

     PSB hereby represents and warrants to JADE that, except as set forth in the PSB Disclosure Schedule (which PSB Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of PSB contained in this Agreement taken as a whole and does not relate solely to particular representations and warranties) delivered by PSB to JADE on or prior to the date hereof:

     Section 3.01.  Organization.

          (a) PSB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PSB is a bank holding company duly registered under the BHC Act. PSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. PSB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          (b) First Penn is a state bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. First Penn has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither First Penn nor any other PSB Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          (c)  There are no PSB Subsidiaries other than First
Penn or as disclosed in PSB's Annual Report on Form 10-K for the year ended December 31, 1999.

          (d) The deposits of First Penn are insured by the FDIC to the extent provided in the Federal Deposit Insurance
Act.

          (e) The respective minute books of PSB and the PSB Subsidiaries accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

          (f) Prior to the execution of this Agreement, PSB has delivered to JADE true and correct copies of the articles of incorporation and the bylaws of PSB and the articles of incorporation and bylaws of First Penn as in effect on the date hereof.

     Section 3.2.  Capital Structure.

          (a)  The authorized capital stock of PSB consists of
(i) 15,000,000 shares of common stock, no par value ("PSB Common Stock"), of which, at the date of this Agreement, no shares are issued and held by PSB as treasury stock and 4,455,007 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in the PSB Disclosure Schedule, neither PSB nor First Penn nor any other PSB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PSB Common Stock or any other security of PSB or any securities representing the right to vote, purchase or otherwise receive any shares of PSB Common Stock or any other security of PSB.

          (b) The authorized capital stock of First Penn consists of 3,000 shares of common stock, par value $.01 per share, of which 3,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by PSB. Neither PSB nor any PSB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any PSB Subsidiary or any other security of any PSB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any PSB Subsidiary. Either PSB, or First Penn owns all of the outstanding shares of capital stock of each PSB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

           (c) Neither (i) PSB, (ii) First Penn, nor, (iii) any other PSB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of PSB or PSB Subsidiaries, equity interests held by PSB Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of PSB Subsidiaries, and equity interests disclosed in PSB's Annual Report on Form 10-K for the year ended December 31, 1999.
Except as set forth in the PSB Disclosure Schedule, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by PSB or any PSB Subsidiary with respect to any other company's capital stock or the equity of any other person.

          (d) To PSB's knowledge, without any independent investigation, except as disclosed in PSB's proxy statement dated August 30, 1999, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PSB Common Stock.

     Section 3.03.  Authority; No Violation.

          (a) PSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. First Penn has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by PSB and the consummation by PSB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PSB and, no other corporate proceedings on the part of PSB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PSB and, subject to the receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of PSB, enforceable against PSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First Penn concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of First Penn, enforceable against First Penn in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b) (i) The execution and delivery of this Agreement by PSB, (ii) the execution and delivery of the Bank Plan of Merger by First Penn, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and JADE's and PSB's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (iv) compliance by PSB with any of the terms or provisions hereof or of the Bank Plan of Merger will not
(A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of PSB or any PSB Subsidiary or the articles of incorporation or bylaws of First Penn,
(B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSB or any PSB Subsidiary or any of their respective properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PSB or any PSB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PSB or any PSB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PSB.

     Section 3.04. Consents. Except for any required consents, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of PSB, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by PSB or the Bank Plan of Merger by First Penn, and (b) the completion by PSB of the transactions contemplated hereby or by First Penn of the Bank Merger. PSB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact PSB's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05.  Financial Statements.

          (a) PSB has previously delivered, or will deliver, to JADE the PSB Regulatory Reports. The PSB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of PSB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          (b) PSB has previously delivered, or will deliver, to JADE the PSB Financials. The PSB Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of PSB as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles.

          (c) At the date of each balance sheet included in the PSB Financials or the PSB Regulatory Reports, neither PSB, First Penn nor any other PSB Subsidiary (as the case may be) had or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PSB Financials or the PSB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06.  Taxes.

          (a) PSB and the PSB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). PSB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to PSB and all PSB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from PSB and any PSB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to PSB or any PSB Subsidiary.

     Section 3.07. No Material Adverse Effect. PSB has not suffered any Material Adverse Effect since June 30, 2000.

     Section 3.08  Contracts.

          (a) Except as described in PSB's Annual Reports on Form 10-K to Shareholders for the years ended December 31, 1999, or on the PSB Disclosure Schedule, delivered or to be delivered to JADE, neither PSB nor any PSB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of PSB or any PSB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of PSB or any PSB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of PSB or any PSB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any PSB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PSB or any PSB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds;" (vi) any contract (other than this Agreement) limiting the freedom of any PSB Subsidiary to engage in any type of banking or bank-related business permissible under law or
(vii) any other material contract.

          (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a) or described in a footnote to such audited consolidated financial statements, have been provided to JADE on or before the date hereof, are listed on the PSB Disclosure Schedule and are in full force and effect on the date hereof, and neither PSB nor any PSB Subsidiary (nor, to the knowledge of PSB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to PSB. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of PSB or any PSB Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which PSB or any PSB Subsidiary is a party or under which PSB or any PSB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of PSB or any PSB Subsidiary absent the occurrence of a subsequent event;
(ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(iii) requires PSB or any PSB Subsidiary to provide a benefit in the form of PSB Common Stock or determined by reference to the value of PSB Common Stock.

     Section 3.09  Ownership of Property; Insurance Coverage.

           (a) PSB and the PSB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by PSB or any PSB Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PSB Regulatory Reports and in the PSB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the PSB Disclosure Schedule or permitted under Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PSB and the PSB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by PSB and the PSB Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

          (b) With respect to all agreements pursuant to which PSB or any PSB Subsidiary has purchased securities subject to an agreement to resell, if any, PSB or such PSB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c) PSB and the PSB Subsidiaries currently maintain insurance in amounts considered by PSB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither PSB nor any PSB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or
(ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by PSB or any PSB Subsidiary under such policies.
All such insurance is valid and enforceable and in full force and effect, and within the last three years PSB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 3.10. Legal Proceedings. Neither PSB nor any PSB Subsidiary is a party to any, and there are no pending or, to the best of PSB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PSB or any PSB Subsidiary, (ii) to which PSB's or any PSB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PSB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     Section 3.11.  Compliance With Applicable Law.

          (a) PSB and the PSB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect.

          (b) Neither PSB nor any PSB Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that PSB or any PSB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PSB or any PSB Subsidiary;
(iii) requiring or threatening to require PSB or any PSB Subsidiary, or indicating that PSB or any PSB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of PSB or any PSB Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PSB or any PSB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither PSB nor any PSB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to JADE.

     Section 3.12. ERISA. PSB has previously made available to JADE true and complete copies of the PSB Employee Benefit Plans, all of which are set forth on the PSB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of PSB or any PSB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any PSB Employee Benefit Plans. Neither PSB nor any PSB Subsidiary, and no pension plan maintained by PSB or any PSB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each PSB Employee Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. With respect to each PSB Employee Benefit Plan, PSB will have made on or prior to the Closing Date, all payments required to be made by it prior to the Closing Date and will have accrued as of the Closing Date all payments due but not yet payable so that there will not have been nor will there be any accumulated funding deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. Neither PSB nor any PSB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply, and in the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA and
(ii), in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by PSB or any PSB Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to PSB. PSB and the PSB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of PSB's Employee Benefit Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of PSB's Employee Benefit Plans (other than routine benefit claims) nor does PSB have knowledge of facts which could form the basis of any such action, claim or lawsuit. There are no investigations or audits of any of PSB's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of PSB's Employee Benefit Plans which have been threatened or instituted nor does PSB's have knowledge of facts which could form the basis for any such investigation or audit. No event has occurred or will occur which will result in liability to PSB in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by PSB or by any other entity which, together with PSB, constitute elements of either
(i) a controlled group of corporations (within the meaning of IRC Section 414(b)), (ii) a group of trades or businesses under common control (within the meaning of IRC Sections 414(c) or 4001), (iii) an affiliated service group (within the meaning of IRC Section 414(m), or (iv) another arrangement covered by IRC
Section 414(o).

     Section 3.13. Securities Documents. PSB has delivered, or will deliver, to JADE copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1999 and 1998, and
(ii) proxy statement dated August 30, 1999 used in connection with its annual meeting of shareholders held on October 4, 1999. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 3.14. Brokers and Finders. Except for Tucker Anthony Cleary Gull ("Tucker Anthony"), neither PSB nor any PSB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the PSB Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the PSB Financials.

     Section 3.15. Environmental Matters. To the knowledge of PSB, neither PSB nor any properties owned or operated by PSB has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to PSB. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of PSB, threatened, relating to the liability of any property owned or operated by PSB under any Environmental Law.

     Section 3.16. Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the PSB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the PSB Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

     Section 3.17. Information to be Supplied. The information to be supplied by PSB for inclusion in the Registration Statement will not, at the time the Registration Statement is distributed to JADE Shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by PSB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 3.18. Related Party Transactions. Except as disclosed in the footnotes to the PSB Financials or the PSB Disclosure Schedule, PSB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of PSB. Any such transaction (a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of PSB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. PSB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by IGA is inappropriate.

     Section 3.19. Loans. Each loan reflected as an asset in the PSB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on PSB.

     Section 3.20.  Quality of Representations.  The
representations made by PSB in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                            ARTICLE IV
                     COVENANTS OF THE PARTIES

     Section 4.01. Conduct of Business. From the date of this Agreement to the Closing Date, the parties will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of the other party. Each party will use reasonable good faith efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by PSB in writing or as permitted or required by this Agreement, JADE will not:

               (i) except for an amendment to the name of the corporation, amend or change any provision of its articles of incorporation, charter, or bylaws ;

               (ii) change the number of authorized shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

               (iii) grant any severance or termination pay, (other than pursuant to written policies or written agreements of JADE in effect on the date hereof and provided to PSB prior to the date hereof), enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of JADE, except for routine periodic increases, individually and in the aggregate, in accordance with past practice, or hire or agree to hire any additional employees, except for hiring in accordance with past practice;

               (iv)  merge or consolidate with any other
corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

               (v) sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

               (vi) take any action which would result in any of the representations and warranties set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied;

               (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority;

               (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which they are a party, other than in the ordinary course of business, consistent with past practice;

               (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

               (x) purchase any security for its investment portfolio not rated investment grade or higher by Standard & Poor's Corporation or "A-" by Moody's Investor Services, Inc., except in the ordinary course of business consistent with past practice;

               (xi)  except as set forth in their respective
Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate other than a subsidiary;

               (xii)  enter into any interest rate swap or
similar commitment, agreement or arrangement, except in the ordinary course of business;

               (xiii)  except for the execution of this
Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement; or

               (xiv)  agree to do any of the foregoing.

     For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for JADE to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on JADE Disclosure Schedule 4.01, without the prior written consent of the other party; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 4.02.  Access; Confidentiality.

          (a) From the date of this Agreement through the Closing Date, JADE or PSB, as the case may be, shall afford to, and PSB and JADE shall cause each PSB Subsidiary and JADE Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice for the purpose of undertaking a comprehensive due diligence investigation; and the officers of JADE and PSB will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

          (b)  JADE and PSB each agree to conduct such
investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

          (c)  In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, each of PSB and JADE shall permit employees of the other reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, provided that nothing contained in this subparagraph shall be construed to grant PSB or JADE or any of their respective employees any final decision-making authority with respect to such matters.

          (d) If the transactions contemplated by this Agreement shall not be consummated, JADE and PSB will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminary thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. JADE and PSB shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 4.03.  Regulatory Matters and Consents.

          (a) PSB and JADE will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

          (b) JADE will furnish PSB with all information concerning JADE as may be necessary or advisable in connection with any Application or filing made by or on behalf of PSB to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

          (c) PSB will promptly furnish JADE with copies of all material written communications to, or received by PSB or any PSB Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

          (d) PSB will furnish JADE with (i) copies of all Applications prior to filing with any Regulatory Authority and provide JADE a reasonable opportunity to suggest changes to such Applications, which suggested changes PSB may, in its reasonable discretion accept or reject. JADE and PSB will jointly prepare the Registration Statement prior to filing with the Securities and Exchange Commission and provide each other a reasonable opportunity to suggest changes to the Registration Statement, which suggested changes.

          (e) Each party will cooperate in the foregoing matters and will furnish all information as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, the parties will provide certificates and other documents reasonably requested.

     Section 4.04.  Taking of Necessary Action.

          (a) PSB and JADE shall each use its best efforts in good faith, and PSB and JADE shall each cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither JADE nor PSB or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude PSB or JADE from exercising its rights under this Agreement.

          (b)  JADE and PSB shall jointly prepare the
Registration Statement to be mailed to Jade shareholders in connection with the meeting of its shareholders and transactions contemplated hereby, and to be filed by PSB with the SEC, which Registration Statement shall conform in all material respects to all applicable legal requirements.

     Section 4.05.  Certain Agreements.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, whether or not brought by or in the name of JADE, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of JADE (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of JADE, or any of its respective predecessors (including in such person's capacity is a trustee of the ESOP or any pension plan of JADE) or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the maximum extent permitted by the BCL and the Articles of Incorporation and Bylaws of JADE. On or after the Effective Date, PSB shall indemnify, defend and hold harmless all prior and then-existing directors and officers of JADE (including in such person's capacity as a trustee of any pension plan of
JADE), against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of PSB which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether or not brought by or in the name of JADE, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of JADE, whether pertaining to any matter existing or occurring at or prior to or after the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer or director would have been entitled to indemnification by JADE as of the date hereof including the right to advancement of expenses; provided, however, that any such officer, director or employee of JADE may not be indemnified by PSB if such indemnification is prohibited by applicable law.

          (b) PSB shall maintain JADE's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including PSB's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of seven (7) years after the Effective Date; provided, however, that in no event shall PSB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by JADE for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PSB shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     Section 4.06. No Other Bids and Related Matters. So long as this Agreement remains in effect, without the consent of PSB, JADE shall not, nor shall it permit any JADE Subsidiary or any other Affiliate or any officer, director or employee, or any investment banker, attorney, accountant or other representative retained by it, any JADE Subsidiary or any other Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than PSB concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of JADE, any JADE Subsidiary, or any assets or business thereof (except that their respective officers may respond to inquiries from analysts, Regulatory Authorities and holders of JADE Common Stock, as the case may be, in the ordinary course of business). JADE shall notify PSB immediately if (i) any such discussions or negotiations are sought to be initiated with it by any other person, or (ii) if any such requests for information, inquiries, proposals or communications are received from any other person, except analysts, Regulatory Authorities and holders of JADE Common Stock in the ordinary course of business. Notwithstanding the foregoing, the provisions of this
Section 4.06 shall not be applicable if the Board of Directors of JADE has been advised by counsel in writing that compliance with this Section 4.06 would constitute a breach of fiduciary duty.

     Section 4.07. Duty to Advise; Duty to Update Disclosure Schedules. The parties shall promptly advise each other of any change or event having a Material Adverse Effect or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. The parties shall update their respective Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the respective Disclosure Schedules. The delivery of such updated Disclosure Schedules shall not relieve the parties from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

     Section 4.08. Board and Committee Minutes. Each of PSB and JADE shall provide the other, within 30 days after any meeting of the Board of Directors of PSB or JADE or any Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

     Section 4.09.  Additional Undertakings by PSB and JADE.

          (a) Reserves and Merger-Related Costs. From and after the date of this Agreement, JADE shall on or before the Effective Date, establish such additional accruals and reserves, if any, as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of JADE to those of PSB (as such practices and methods are to be applied to JADE from and after the Closing Date) and PSB's plans with respect to the conduct of the business of JADE following the Merger and otherwise to reflect Merger-related expenses and costs incurred by JADE, provided, however, that JADE shall not be required to take such action (i) other than immediately prior to Closing; and (ii) unless PSB agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by PSB of the writing referred to in the preceding clause, JADE shall provide PSB a written statement, certified without personal liability by the chief executive officer of JADE and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by JADE pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01 hereof.

          (b) From and after the date of this agreement, JADE shall:

               (i) Shareholders Meeting. Submit this Agreement to its shareholders for approval at a meeting to be held on or before March 31, 2001, and use its best efforts to cause its Boards of Director to unanimously recommend approval of this Agreement to its shareholders;

          (c) From and after the date of this Agreement, PSB and JADE shall each:

               (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of
(A) the Applications, (B) the Registration Statement, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and
(D) all other documents contemplated by this Agreement;

               (ii)  Committee Meetings.  Permit a
representative of the other, who is reasonably acceptable to it, to attend all committee meetings of its management, including, without limitation, any loan or asset/liability committee. Each party shall respond reasonably and in good faith to any request of the other to permit a representative, who is reasonably acceptable to it, to attend any meeting of its Board of Directors or the Executive Committee thereof;

               (iii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to their respective shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems legally necessary;

               (iv) Maintenance of Insurance. Maintain, and cause their Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

               (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

               (vi) Delivery of Securities Documents. Deliver to the other copies of all Securities Documents simultaneously with the filing thereof;

               (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; and

               (viii)  List of Nonperforming Assets.  Provide
the other, within ten (10) days of the end of each calendar month, a written list of its nonperforming assets as of the end of such month.

     Section 4.10.  Employee Benefits and Termination Benefits.

          (a) Employee Benefits. On and after the Effective Date, the employee pension and welfare benefit plans of PSB and JADE may, at PSB's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, provided, however, that JADE employees shall receive benefits that are substantially similar to the benefits to which PSB employees in similar jobs or job classifications are entitled to on the Effective Date. In the event of a consolidation of any or all of such plans or in the event of termination of the JADE benefit plans, JADE employees shall receive credit for service with JADE under any PSB benefit plan, or new PSB benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination, but not for purposes of benefit accrual.

     Section 4.11. Stock Option Plan. PSB will use its best efforts to have its shareholders ratify either: (i) a new stock option and management recognition plan for the officers and directors of PSB and the Bank; or (ii) an increase in the number of shares authorized under the current PSB stock option and management recognition plan; to allow option grants to be made to directors and senior officers of PSB and First Penn within one (1) year of the Effective Date.

                            ARTICLE V
                            CONDITIONS

     Section 5.01.  Conditions to JADE's Obligations under this
Agreement. The obligations of JADE hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by JADE pursuant to
Section 7.03 hereof:

          (a) Corporate Proceedings. All action required to be taken by, or on the part of, PSB and First Penn to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger shall have been duly and validly taken by PSB and First Penn; and JADE shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants. The obligations and covenants of PSB required by this Agreement to be performed by PSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

          (c)  Representations and Warranties.  The
representations and warranties of PSB set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to PSB;

          (d) Approvals of Regulatory Authorities. PSB shall have received all required approvals of Regulatory Authorities of the Merger and the Bank Merger, and delivered copies thereof to JADE; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (e) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

          (f) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

          (g) No Material Adverse Effect. Since June 30, 2000, there shall not have occurred any Material Adverse Effect with respect to PSB;

          (h) Officer's Certificate. PSB shall have delivered to JADE a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through
(e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

          (i) Opinion of PSB's Counsel. JADE shall have received an opinion of Dilworth Paxson LLP, counsel to PSB, dated the Closing Date, in form and substance reasonably satisfactory to JADE and its counsel to the effect set forth on Exhibit "B" attached hereto;

          (j) Approval of JADE's Shareholders. This Agreement shall have been approved by the shareholders of JADE by such vote as is required under JADE's articles of incorporation and bylaws and by law;

          (k) Investment Banking Opinion. JADE shall have received an oral opinion from Berwind on or before the date of this Agreement, and updated in writing as of a date within ten
(10) days of mailing the Registration Statement, to the effect that the consideration to be received by shareholders of JADE pursuant to this Agreement is fair, from a financial point of view, to such shareholders; and

     Section 5.02.  Conditions to PSB's Obligations under this
Agreement. The obligations of PSB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by PSB pursuant to
Section 7.03 hereof:

          (a) Corporate Proceedings. All action required to be taken by, or on the part of, JADE and IGA to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger shall have been duly and validly taken by JADE and IGA; and PSB shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants. The obligations and covenants of JADE, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

          (c)  Employment Agreements.   John J. O' Connell,
Mario L. Incollingo, Jr. and Frank J. Moran shall have executed their respective employment agreements and retainer agreement attached hereto as Exhibits E, F and G;

          (d)  Representations and Warranties.  The
representations and warranties of JADE set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to JADE;

          (e) Approvals of Regulatory Authorities. PSB shall have received all required approvals of Regulatory Authorities for the Merger and the Bank Merger, without the imposition of any term or condition that would have a Material Adverse Effect on PSB upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (f) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

          (g) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

          (h) No Material Adverse Effect. Since June 30, 2000, there shall not have occurred any Material Adverse Effect with respect to JADE;

          (i) ESOP Shares. Twenty-Five (25)trading days shall have elapsed since PSB has purchased sufficient shares of PSB
Common Stock to enable PSB to give the Notice of  Completed
Purchase;

          (j) Officer's Certificate. JADE shall have delivered to PSB a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

          (k) Opinions of JADE's Counsel. PSB shall have received an opinion of Stevens & Lee, P.C., counsel to JADE, dated the Closing Date, in form and substance reasonably satisfactory to PSB and its counsel to the effect set forth on Exhibit "C" attached hereto;

          (l) Tax Opinion. JADE shall have received an opinion of Stevens & Lee, P.C., its counsel, in form and substance reasonably satisfactory to counsel to PSB, substantially in the form attached as Exhibit "D"; and

          (m) Investment Banking Opinion. PSB shall have received an oral opinion from Tucker Anthony on or before the date of this Agreement, and shall receive a written opinion to the effect that the Merger is fair, from a financial point of view, to the shareholders of PSB;

                            ARTICLE VI
                 TERMINATION, WAIVER AND AMENDMENT

     Section 6.01.  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

          (a) By the mutual written consent of the parties hereto; or

          (b)  By PSB or JADE:

               (i)  if, in the case of termination by JADE,
there shall have been any breach of any representation or warranty of PSB which results in a Material Adverse Effect with respect to PSB, on the one hand, or, in the case of termination by PSB, there shall have been any breach of any representation or warranty of JADE which results in a Material Adverse Effect with respect to JADE, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

               (ii) if, in the case of termination by JADE, there shall have been any breach of any material covenant or other obligation of PSB, on the one hand, or, in the case of termination by PSB, there shall have been any breach of any material covenant or other obligation of JADE, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

               (iii)  if the Closing Date shall not have
occurred on or before June 30, 2001, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (c) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

     Section 6.02. Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 6.03 and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of PSB or JADE to the other, except for any liability arising out of any breach of any covenant or other agreement contained in this Agreement.

     Section 6.03.  Termination Fees.

          (a) If, within one (1) year following the date of termination of this Agreement, other than PSB or an Affiliate of PSB, enters into an agreement with JADE pursuant to which such Person or Affiliate would (i) merge or consolidate, or enter into any similar transaction, with JADE, (ii) acquire all or substantially all of the assets of JADE, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of JADE Common Stock, then JADE shall immediately pay to PSB a fee of $2.5 million, which fee shall include reimbursement to PSB, for its costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 6.03 shall constitute a waiver or limitation, in whole or in part, of any legal or equitable rights which PSB may possess against any Person or Affiliate relating to this Agreement or the Affiliate Agreement, or relating to PSB's relationship with JADE for any act or omission of such Person or Affiliate, including any tortious interference with this Agreement or the Affiliate Agreement or otherwise wrongfully inducing or causing any breach of any such agreement. The provisions of this Section 6.03(a) shall not apply in the event of termination of this Agreement pursuant to
(i) Section 6.01(a), or (ii) Section 6.01(b)(i) or (ii) on account of an unremedied material breach by PSB or JADE, or
(iii) on account of PSB being notified that the Federal Reserve Board or Pennsylvania Department of Banking will not approve the Merger because of the pro-forma capital ratio of PSB.

          (b) The provisions of this Section 6.03 shall not apply in the event of a merger, consolidation or similar transaction involving JADE, in which (i) persons who were members of the Board of Directors of JADE immediately prior to such termination continue to constitute at least a majority of the members of the Board of Directors of the surviving or resulting entity following completion of such transaction and
(ii) shareholders JADE immediately prior to such transaction continue to own at least a majority of the outstanding voting securities of the surviving or resulting entity immediately following completion of such transaction.

                            ARTICLE VII
                           MISCELLANEOUS

     Section 7.01. Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     Section 7.02. Non-Survival of Representations and Warranties. All representations, warranties, agreements and covenants set forth in this Agreement, shall terminate on the Closing Date, except for covenants to be performed after the Closing Date, which will continue until performed.

     Section 7.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 7.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d), 1.03(b), 4.05, 4.10 and 4.11 with respect to indemnification, employee benefits and certain other matters.

     Section 7.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 7.06.  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

          (a)  If to PSB, to:

                    PSB Bancorp, Inc.
                    Eleven Penn Center
                    Suite 2601
                    1835 Market Street
                    Philadelphia, PA  19103

                    Attention:  Anthony DiSandro
                                President

                    Telecopy No.:  (215) 979-7979

               with a copy to:

                    Dilworth Paxson LLP
                    3200 Mellon Bank Center
                    1735 Market Street
                    Philadelphia, Pennsylvania 19103

                    Attention:  Joseph H. Jacovini, Esquire
                                Barbara Dubrow, Esquire

          If to JADE, to:

                    JADE Financial Corp.
                    213 West Street Road
                    Feasterville, Pennsylvania  19053

                    Attention:  John J. O'Connell
                                Chairman of the Board

                    Telecopy No.:  (215) 322-2641

           with a copy to:

                    Stevens & Lee, P.C.
                    One Glenhardie Corporate Center
                    Suite 202
                    1275 Drummers Lane
                    P.O. Box 236
                    Wayne, Pennsylvania 19087-0236

                    Attention:  Jeffrey P. Waldron, Esquire
                                David R. Payne, Esquire

                    Telecopy No.:  (610) 687-1384

     Section 7.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 7.08.  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 7.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 7.10.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (without regard to the law of conflict of laws) of the Commonwealth of Pennsylvania.

                    [SIGNATURE PAGE FOLLOWS]



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              PSB BANCORP, INC.



                              By_______________________________
                                Anthony DiSandro, President



                              JADE FINANCIAL CORP.



                              By _______________________________
                                 John J. O'Connell, Chairman of
                                 the Board


                              PSB Merger Sub, Inc. (Newco)



                              By _______________________________
                                 Gary Polimeno, President